Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this registration statement on Form SB-2 (File No. 333-129782) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 11, 2006, on our audits of the consolidated financial statements of VioQuest Pharmaceuticals, Inc. as of December 31, 2005 and 2004 and for the years then ended. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. COHN LLP

Roseland, New Jersey
April 14, 2005